EXHIBIT 23.3


                                 ROGER G. CASTRO
                          Certified Public Accountants
                                463 W. 5th Street
                            Oxnard, California 93030
                                 (805) 486-5630



American Ammunition, Inc.
3545 NW 71ST Street
Miami, Florida 33147

     RE: American Ammunition, Inc. f/k/a FBI Fresh Burgers International

Dear Sir or Madam:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 (File No. 333-46160) of our report dated January 31, 2001, relating to the financial statements of FBI Fresh Burgers International, now known as American Ammunition, Inc. for the year ended December 31, 2000 which are contained in this Prospectus.

We also consent to the reference to us under the captions "Selected Financial Data" and "Experts" in the Prospectus.


ROGER G.  CASTRO

Oxnard, California
November 30, 2001